Filed Pursuant to Rule 433

Registration Nos. 333-263473 and

333-263473-05

*Full Pxing Details* $661+mm ($628+mm offered) Carvana Auto Receivables Trust 2024-P3 (CRVNA 2024-P3)

Carvana Auto Receivables Trust 2024-P3 has mandated SanCap (str.), BNP Paribas, and Citi as Active Joint Lead Bookrunners on its prime auto receivables transaction, Carvana Auto Receivables Trust 2024-P3 (CRVNA 2024-P3).

CL	SIZE(MM)	OFFERED(MM)	WAL*	S/M	P.WIN	E.FINAL	L.FINAL	BENCH	Spread	Yield	Coupon	$Px

A1	$70.890	$67.345	0.22	A-1+/P1	1-5	02/25	10/25	I-Curve	+20	5.198	5.198	100.00000
A2	$181.200	$172.140	0.99	AAA/Aaa	5-19	04/26	11/27	I-Curve	+60	4.663	4.610	99.99209
A3	$221.200	$210.140	2.40	AAA/Aaa	19-40	01/28	10/29	I-Curve	+75	4.299	4.260	99.99785
A4	$117.500	$111.625	3.94	AAA/Aaa	40-56	05/29	09/30	I-Curve	+90	4.350	4.310	99.99616
B	$16.600	$15.770	4.83	AA+/Aa2	56-60	09/29	11/30	I-Curve	+115	4.582	4.530	99.96175
C	$20.440	$19.418	5.20	A+/A2	60-66	03/30	01/31	I-Curve	+135	4.790	4.740	99.98684
D	$10.864	$10.320	5.48	BBB+/ Baa1	66-66	03/30	09/32	I-Curve	+200	5.453	5.390	99.99040
N^	$22.750	$21.612	0.28	BB+/Ba1	1-7	04/25	09/32	I-Curve	+170	6.628	6.530	99.99797

*1.30% ABS to 2% call

^ Based on Case 2 assumptions outlined in the Class N OM and the Certificate PPM respectively.

-Deal Summary-

Deal Size : $628.370mm Offered *No Grow*

Exp. Settle : 09/17/2024

First Pay Date : 10/10/2024

Offering Format : A-D: SEC, N: 144A/REG S

ERISA : A-D: Yes, N: No

Exp. Ratings : S / M

Min Denoms : A-D: $1K x $1K, N: $1mm x $1K

BBG Ticker : CRVNA 2024-P3

B&D : SanCap

-Available Information-

* Preliminary Prospectus, FWP, Preliminary Class N OM, Preliminary Certificate Private Placement Memorandum and CDI File (attached)

* Intex Deal Name: asgcrvna_2024-p3_mkt Password: V2K3

* DealRoadshow Link: https://dealroadshow.com ; Entry Code (Case Sensitive): CRVNAP3

-CUSIPS- A-D: SEC N: 144A/Reg S

A1 146919 AA3

A2 146919 AB1

A3 146919 AC9

A4 146919 AD7

B 146919 AE5

C 146919 AF2

D 146919 AG0

N^ 146919 AH8 / U1470W AA3

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (646) 776-7700. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.